EXHIBIT 99.1

                         Double Eagle Petroleum Company
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                P. O. Box 766 o Casper, WY 82602 o 1-307-237-9330
                               Fax: 1-307-266-1823

From the desk of Steve Hollis, President

FOR RELEASE AT 6:00 AM, EST
Date: November 15, 2004

               Double Eagle Petroleum Reports 3rd Quarter Results

Casper, Wyoming - Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported quarterly revenues, earnings and production for the third quarter ended September 30, 2004. Production volumes increased 64% from the comparable prior year quarter. Revenues increased 78% to $3,319,000 as net income increased 123% to $766,000. Net income per share increased 80% to $0.09 basic and fully diluted.

For the nine-month period ended September 30, 2004, production volumes increased 84% from the prior year period. Revenues increased 112% to $8,926,000 as net income increased 332% to $2,916,000. Net income per share increased 240% to $0.34 basic and fully diluted. The increases were due to successful development drilling in Cow Creek and Mesa Units and higher prices for natural gas and oil.

The Cow Creek Unit averaged gas sales of 4,440 mcf per day during the third quarter as compared to 4,344 mcf per day in the second quarter. During the majority of the third quarter, Double Eagle had three previously producing wells at Cow Creek that were shut-in for pump failures. These wells are anticipated to be back on line during the latter part of December.

Double Eagle's overall production volumes decreased by 6.5% in the third quarter as compared with the second quarter due primarily to the payout status of the Mesa "C" Participating Area, for which Questar is the operator. Double Eagle has a small overriding royalty interest and an after-payout earned working interest in the Mesa "C" Participating Area, which contributed gas sales of an average of 586 mcf per day to Double Eagle in the third quarter as compared with an average of 1,308 mcf per day in the second quarter. This interest in the Mesa "C" Participating Area had been at an after-payout status during the second quarter. It then reverted to a pre-payout status for Double Eagle during the majority of the third quarter as a result of additional drilling costs incurred for new wells. The project has again "paid out" the recent drilling costs, and is currently producing on an "after-payout" basis.

Questar has received permission to continue drilling in the Mesa Unit through the winter. Double Eagle expects to be involved with 8-10% working interest in several wells within the Mesa Unit this winter. Significant additional developmental drilling is anticipated to occur as a result of the 20-acre spacing in the project. Questar is currently experimenting with a well on 10 acre spacing.

Anadarko expects to have natural gas sales from Doty Mountain before the end of the year. Double Eagle has an approximate 25% working interest in the 24 producing wells at Doty Mountain.


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

                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (in thousands, except per share data)

                                       Three Months Ended September 30,               Nine Months Ended September 30,
                                      %Change        2004           2003             %Change     2004           2003

Revenues
Oil and gas sales                                    3,009          1,866                        8,004          4,173
Carried working  interest gas
     sales                                             250              -                          824              -
Sale of lease                                           46              -                           46             35
Other Income                                            14                                          52              8
                                         78%         3,319          1,866              112%      8,926          4,216

Expenses

Lease operating expenses                               589            255                        1,275            683
Production taxes                                       393            240                        1,011            522
Exploration expense                                     41             66                          140            172

Gross Margin                             76%         2,296          1,305              129%      6,500          2,839

General and administrative                             388            333                        1,089            808
Interest (income)/ expense                             (6)             56                         (12)            157
Write-offs, abandonments,
     cost of leases sold                               101              8                          131             23
Depletion, depreciation,
    amortization, impairments                          872            575                        2,201          1,177
Other                                                    -           (11)                            -              -

Pre-tax income                          174%           941            343              359%      3,091            675


Provision for income taxes                             175              -                          175              -


Net Income                              123%           766            343              332%      2,916            675

Net Income per share
    Basic & Diluted                                   0.09           0.05                         0.34           0.10

Weighted average shares outstanding
   Basic                                             8,483          6,791                        8,464          6,721
   Diluted                                           8,600          7,007                        8,597          6,900



                                            SUMMARY BALANCE SHEET
                                      (in thousands, except price data)

                                    % Change           September 30, 2004           September 30, 2003

Total assets                           57%                 $26,692                         $17,047
Total long-term debt                   N/A                       0                           6,900
Stockholders' equity                  197%                  23,535                           7,925


                                          Summary Operational Data

                                     Three Months Ended                           Nine Months Ended
                                      September 30, 2004                          September 30, 2003

                                  %Change       2004        2003      %Change       2004            2003


Total production  (Mcfe per
day)                                  64%      7,342       4,480          84%      6,729           3,667

Average price per
   Mcfe                                7%       4.83        4.52          14%       4.79            4.21

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company's current areas of exploration and development focus on Southwestern Wyoming, the Powder River Basin and the Wind River Basin in Wyoming.

                                     *******

This release may contain forward-looking statements regarding Double Eagle Petroleum Co.'s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Company Contact:
Steve Hollis, President
(307) 237-9330